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                                                                      Exhibit 99

PHARMAPRINT BEGINS SALES ACTIVITIES FOR NEW PRODUCT LINE; ANNOUNCES $10 MILLION PREFERRED STOCK FINANCING TO FUND THIS AND OTHER RELATED NEW BUSINESS ACTIVITIES

Tuesday, June 8,1999 04:33 PM

IRVINE, Calif.--(BUSINESS WIRE)--June 8, 1999--PharmaPrint Inc. (Nasdaq:PPRT) Tuesday reported that it has begun sales activities for its new vitamin-herbal product line and is developing two additional business opportunities.

Each of these new businesses has the potential to "exceed the value of our successful Centrum(R) Herbals business," according to Chairman and Chief Executive Officer, Elliot Friedman.

Today's news

PharmaPrint has begun discussions with important mass market and Internet retailers for private label brands of new vitamin-herbal products developed and manufactured by PharmaPrint. Volume deliveries of these products are expected in the fall of 1999. Friedman said the company expects a revenue contribution in excess of $25 million from these products in the fiscal year ending March 31, 2001, and gross margins to be significantly higher than those of PharmaPrint's herbal-only products sold through American Home Products Corporation (NYSE:AHP) as Centrum(R) Herbals.

The company also announced that, in order to fund these and other related business development activities, it recently completed a $10 million private placement of its Series A Convertible Preferred Stock with funds managed by Rose Glen Capital Management L.P. The preferred stock converts into common shares of PharmaPrint based upon a conversion price of $8.55 (120% of the average closing bid price of PharmaPrint common stock for the three trading days prior to the execution of definitive documentation on June 4, 1999). Under certain circumstances, the company has the option to redeem the preferred stock. With limited exceptions, the preferred stock may not be converted prior to the six-month anniversary of issuance. Subject to a cap on the total number of shares issuable, the conversion price may be subject to future adjustment based upon 100% of the then current market price of PharmaPrint common stock. The preferred stock has a yield of 6%, payable in common stock at the time of conversion.

Friedman said, "We are pleased to have Rose Glen as a financial partner." Rose Glen Capital has provided financing for various high-growth technology driven and health care related companies including CMGI Inc. (NASDAQ:CMGI); Laser Vision Centers, Inc. (NASDAQ:LVCI); and Geron Corporation (NASDAQ:GERN).

New Business Lines

PharmaPrint is developing two additional business opportunities and expects that as the company



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achieves significant progress additional announcements will be made. These opportunities relate to applying the company's technology to functional foods and the development of an Internet strategy.

"These businesses," Friedman said, "all leverage our leadership in developing and manufacturing bioactive herbal products. We regard the vitamin-herbal and each other business currently being developed as each having equal or greater potential than our current excellent Centrum(R) Herbals opportunity."

Present successes

PharmaPrint is the developer and sole source for AHP's successful new Centrum(R) Herbals, launched in November 1998. In a short period of time Centrum(R) Herbals has become a leading brand in the top mass market retailers, providing a powerful endorsement of the PharmaPrint technology. PharmaPrint expects to report revenues of more than $30 million from Centrum(R) Herbals in the fiscal year ending March 31, 2000.

Vitamin-herbals

Friedman said, "Demand for vitamin products is growing 8% in the U.S. as the American population adopts a healthier lifestyle. Emerging even faster is a market segment of vitamin-herbals that could reach a billion dollars within five years if present trends continue." Vitamin-herbals represent an opportunity for the following reasons:

-- PharmaPrint vitamin-herbal combinations guarantee the correct profile of bioactive ingredients in each capsule.

-- PharmaPrint manufactures its vitamin-herbal products to the demanding specifications of pharmaceutical GMP.

-- The PharmaPrint(tm) Process already has a track record of proven success with the scientific community and the consumer.

Direct sales

Friedman said that PharmaPrint's initial channel strategy for vitamin-herbals is to work only with the relatively small number of important mass market and Internet retailers to create private brands for each. These brands can be sold at substantial discounts to name brands and still generate PharmaPrint's profitability expectations.

To secure these critical mass market customers, PharmaPrint has engaged Markowitz & McNaughton, Inc. a leader in researching and identifying opportunities for the marketing of consumer products to lead mass market merchants.


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Zane Markowitz, President and Chief Executive Officer of Markowitz & McNaughton,
said, "The elements necessary for successful penetration of the mass retailing community are trust, performance and value. From my 20 years working with the largest retailers, I have rarely seen a product that is better suited for this channel, particularly as a private label. PharmaPrint vitamin-herbals provide the highest value at the lowest cost in a market that appears to be exploding."

Orders for vitamin-herbals are expected from major retailers this summer and first deliveries to stores are expected this fall. Product launch plans are being developed on a retailer-specific basis as part of the private label strategy. Manufacturing is being conducted through PharmaPrint's existing GMP-based resources.

Internet sales

Private labeling is one of the most important trends in mass retailing - both in store and on the Internet. To optimize PharmaPrint's benefits from Internet sales, the company has engaged William Greenberg, MD, one of the top marketers of Internet health products. His first focus will be working with major Internet retailers on expanding their private label vitamin-herbal orders via the Internet.

Dr. Greenberg said, "The cost/value relationship is critical on-line. PharmaPrint vitamin-herbal products as private label brands of major Internet retailers are especially well suited to this environment."

About PharmaPrint

PharmaPrint is a developer and manufacturer of dietary supplements and pharmaceuticals derived from natural plant extracts. The company uses its proprietary technology (the PharmaPrint(tm) Process) to develop and produce botanical products that contain active ingredients in consistent amounts. The PharmaPrint(tm) Process was developed at the University of Southern California School of Medicine.

The company notes that any forward-looking statements in this document are subject to change based on factors including, but not limited to, changes in the company's relationship with American Home Products Corporation, the cost and availability of botanical extracts, the cost and availability of manufacturing service contractors, research and development expenses, the ability to obtain and enforce patents, limited manufacturing experience, government regulation and uncertainty of product approvals, the results of research and development and clinical and toxicology studies, the ability to commercialize and market products, and competition. Additional information on potential factors that could affect the company's financial results are included in the company's Registration Statement on Form S-8 dated February 12, 1999, and its Annual Report on Form 10-KSB for the year ended March 31,1998.

For more information on PharmaPrint Inc. via facsimile at no cost, simply call 1-800-PRO-INFO and dial client code "PPRT".


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CONTACT:          PharmaPrint Inc., Irvine
                  James R. Wodach or James R. Burgess, 949/794-7778
                                    or
                  The Financial Relations Board, 310/442-0599
                  Tim Kent (general information)
                  Moira Conlon (investor/analyst)
                  Marjorie Ornston (media)



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